Exhibit 1.1

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

October 1, 2021

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sale AgreementSM (this “Amendment”) is entered into as of the date first written above by Zymeworks Inc., a corporation continued under the Business Corporations Act (British Columbia) (the “Company”), and Jefferies LLC (“Agent”), that are parties to that certain Open Market Sale AgreementSM, dated November 5, 2019 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.    The preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Zymeworks Inc., a corporation continued under the Business Corporations Act (British Columbia) (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (collectively, the “Agent”), the Company’s common shares, without par value (the “Common Shares”), on the terms set forth in this agreement (this “Agreement”).”

2.    Any references in the Original Agreement to “Skadden, Arps, Slate, Meagher & Flom LLP” as U.S. counsel to the Company shall be replaced with “Wilson Sonsini Goodrich & Rosati, P.C.”.

3.    Section 8(d) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“If to the Agent:

Jefferies LLC

520 Madison Avenue

New York, NY 10022

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: Daniel I. Goldberg, Esq.

Email: dgoldberg@cooley.com

If to the Company:

Prior to February 1, 2022:

Zymeworks Inc.

540-1385 W 8th Ave

Vancouver, BC V6H 3V9, Canada

Attention: Executive Vice President, Business Operations and Chief Financial Officer

Email: nklompas@zymeworks.com

On or after February 1, 2022:

Zymeworks Inc.

Suite 800, 114 E 4th Ave

Vancouver, BC V5T 1G4, Canada

Attention: Executive Vice President, Business Operations and Chief Financial Officer

Email: nklompas@zymeworks.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention: Tony Jeffries, Esq. and Bryan King, Esq.

Email: tjeffries@wsgr.com; bking@wsgr.com

4.    The Company agrees to pay the reasonable and documented fees and expenses of the Agent incurred in connection with the negotiation and execution of this Amendment, including but not limited to the reasonable and documented fees and disbursements of the counsel to the Agent, payable within three (3) business days after the receipt by the Company of the documentation of such fees and expenses, in an aggregate amount not to exceed $40,000.

5.    The Company represents and warrants to, and agrees with the Agent that: (a) this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and (b) that on the date hereof, the Company will file a registration statement on Form S-3 and that delivery of a Issuance Notice after the effectiveness of such registration statement constitutes a Triggering Event Date.

6.    This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Issuance Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

7.    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this paragraph shall survive any termination of this Amendment.

8.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name:	Donald Lynaugh
Title:	Managing Director

ACCEPTED as of the date first-above written:

ZYMEWORKS INC.

By:	/s/ Neil Klompas
Name:	Neil Klompas
Title:	Executive Vice President, Business Operations and Chief Financial Officer

[Signature Page to Amendment No. 1 to the Sales Agreement]